SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 2004

Date of report (date of earliest event reported): September 14, 2007

DOWNSIDE UP, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-49896	84-1493159
(Commission File Number)	(IRS Employer Identification No.)

750 Broad Street, Shrewsbury, New Jersey 07702
(Address of principal executive offices) (Zip Code)

732-598-2543
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

Item 8.01. Other Events.

On September 14, 2007, the Company signed an Agreement and Plan of Reorganization with ESP Resources, Inc. and the shareholders of ESP Resources, Inc. (the “Merger or Acquisition Agreement”), pursuant to the principal terms of which the ESP shareholders will exchange all of their ESP shares for DUI common shares, with ESP merging with a wholly-owned subsidiary of DUI and becoming the surviving corporation of such merger (the “Merger”) and the new wholly owned subsidiary of DUI. As a result of the Merger, ESP shareholders shall own approximately seventy-five (75%) percent of DUI’s outstanding, post-Merger common shares, or 18,000,000 common shares, and DUI shareholders approximately twenty-five (25%) percent, or 6,000,000 common shares. The Merger is subject to several conditions: first, DUI must prepare and file a proxy statement for a special meeting of shareholders in order to obtain their shareholder votes to approve: (i) the Merger; to adopt amendments to its Articles of Incorporation (ii) to increase of its authorized common shares from 20,000,000 to 100,000,000, and; (iii) to insert a new provision, permitting stockholder action by majority stockholder written consent, and; (iv) to change its corporate name to “ESP Enterprises, Inc.”. DUI shareholders owning approximately 61% of the 1,230,000 currently outstanding common shares have indicated that they intend to vote for all of these proposals.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

On or about June 28, 2007, Downside Up, Inc. (sometimes “DUI”) commenced a private offering of its securities to accredited investors in certain select states. DUI offered up to forty (40) “Units” to select accredited investors on a best effort basis. The Units are offered for a total subscription price of $25,000 per Unit to persons who qualify as “accredited investors” as such term is defined in the rules and regulations of the Securities Act. Each Unit is comprised of one unsecured convertible promissory note, accruing interest at ten (10%) per cent(the “Note” or “Notes”) and one (1) warrant to purchase 25,000 shares of the DUI’s common stock. All or a portion of the principal and accrued interest on the Note, at the holder’s option, may be converted into shares of the DUI’s Common Stock, provided that the DUI Common Shares underlying the Notes are then included in a resale prospectus forming part of a registration statement declared effective by the U.S. Securities and Exchange Commission. Each warrant shall entitle the investor to purchase up to 25,000 shares of the DUI’s common stock at the exercise price of $1.00 per share, anytime during the five (5) year period following issuance, provided as well that DUI Common Shares underlying the Warrants are then included in a resale prospectus forming part of a registration statement declared effective by the U.S. Securities and Exchange Commission. The number of shares into which the Notes are convertible will be equal to the quotient of the converted principal and interest divided by the average trading price of the Common Shares over the ten (10) trading day period immediately preceding the conversion date, less a twenty-five (25%) percent discount (the “Conversion Rate”). For example, if the average trading price of the Common Shares is $2.00, then after applying the 25% discount, the Conversion Rate would be $1.50 for one DUI common share. Subject to 30 days’ notice, the Notes shall be redeemed and paid in full at the earlier of either (i) two years from the date of issuance or; (ii) upon the closing of a financing transaction of at least $5,000,000 (the “Qualified Financing”). DUI intends to file a registration statement to register the Common Shares underlying both the Notes and the Warrants within a reasonable time following the closing of the merger transaction between the Company and ESP Resources, Inc., but no later than October 31, 2007. As of the date of this filing, DUI has raised approximately $1,050,000 from twenty accredited investors. DUI has increased the private offering maximum from the original 40 Units, or $1,000,000, to 100 Units, or $2,500,000. The DUI private placement was extended to October 31, 2007, unless terminated earlier.

The Company relied upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of Section 4(2) and Regulation D in connection with the private sale of the above identified unregistered securities. The Company had a pre-existing relationship with the accredited investors and no general solicitation or advertising was involved; each accredited investor signed subscription agreements acknowledging their investment intent and the restricted nature of the unregistered securities purchased, and all securities, when issued, shall contain a restrictive legend, disclosing that any transfer or other disposition could only be made in compliance with the registration requirements of the Securities Act or pursuant to valid exemptions therefrom.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

	10.1	10.1 Foa Agreement and Plan of Reorganization, dated September 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DOWNSIDE UP, INC.

Dated: September 18, 2007	By:	/s/ Michael J. Cavaleri
Michael J. Cavaleri Chief Executive Officer